News Release

For Immediate Release:	For More Information,
March 13, 2026	Contact: Katie Doyle
336-286-8741

First Bancorp Announces Cash Dividend

Southern Pines, NC, March 13, 2026 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.24 per share payable on April 27, 2026 to shareholders of record as of March 31, 2026.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “During the fourth quarter, we had strong financial performance, supported by solid capital and liquidity positions and stable credit quality. We delivered meaningful growth in adjusted net income and adjusted EPS while maintaining disciplined balance sheet management. In conjunction with our commitment to return capital to our shareholders, we are pleased to increase the level of cash dividends.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.